Exhibit 23.1

The Board of Directors Laprolan B.V.:

Consent of Independent Auditors

We consent to the use of our report dated June 23, 2011, with respect to the balance sheets of Laprolan B.V. as of December 31, 2010 and 2009 and January 1, 2009, and the related statements of earnings, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2009, which report appears in the Form 8-K/A of Rochester Medical Corporation dated June 23, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rochester Medical Corporation on Forms S-8 (File No. 333-62592, effective June 8, 2001; File No. 333-102498, effective January 14, 2003; and File No. 333-139667, effective December 26, 2006; File No. 333-164815, effective February 9, 2010).

/S/ KPMG Accountants N.V.

Amstelveen, the Netherlands
June 23, 2011